Exhibit 10.1 –

Amendment No. 4 dated December 30, 2016 to Employment Agreement between Farmers Capital Bank Corporation and Lloyd C. Hillard, Jr., dated December 10, 2012 (as amended by amendment No. 1 dated November 26, 2013, Amendment No. 2 dated December 8, 2014, and Amendment No. 3 dated December 7, 2015)

AMENDMENT NO. 4

Dated as of December 30, 2016

to

Employment Agreement

Between

Farmers Capital Bank Corporation

and

Lloyd C. Hillard, Jr.

Dated December 10, 2012

As amended by Amendment No. 1 Dated November 26, 2013,

Amendment No. 2 Dated December 8, 2014 and Amendment No. 3

Dated December 7, 2015

Farmers Capital Bank Corporation (“Company”) and Lloyd C. Hillard, Jr. (“Employee”) (Collectively the “Parties”) agree as follows:

PRELIMINARY STATEMENT

The Parties entered into a certain Employment Agreement dated December 10, 2012, as amended by Amendment No. 1 dated November 26, 2013, Amendment No. 2 dated December 8, 2014 and Amendment No. 3 dated December 7, 2015 (as amended, the “Agreement”). The Parties have agreed to amend the Agreement in the manner set forth below.

Section I.      Cross-Reference and Definitions.

(a) Reference is made to the agreement. Upon and after the effective date of this Amendment all references to the Agreement in that document, or in any related document, shall mean the Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or waiver of any noncompliance with the provision of, the Agreement, and, except as specifically provided in this Amendment, the Agreement shall remain in full force and effect.

(b) Unless otherwise defined herein, terms used in this Amendment which are defined in the Agreement shall have the same meaning herein as therein.

Section II.     Amendments.

(A) Section 4 of the Agreement is hereby amended as of the date hereof by adding the following sub-sections:

(a) If there is a change in control of the Company, Executive will get a payment equal to the Balance of his Employment Agreement, payable at closing of such transaction. Executive, at his sole discretion, may negotiate with the new owner of the Company for continued employment with the new entity.

(b) Executive may at any time, at his sole discretion, with a 180 day written notice, retire and receive the balance owed under his employment agreement. Such written notice will be given to the Chairman of the Board of the Company.

(c) If Executive selects either option for a payout, Executive will willingly execute a comprehensive release and settlement of claims agreement to be prepared by appropriate representatives of the company.

Section III.    Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the Commonwealth of Kentucky, without reference to its principles of conflicts of law or choice of law.

Section IV.   Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto into separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective successors and assigns and all of which taken together shall constitute one and the same Agreement.

Section V.     Binding Effect; Benefit. This Amendment shall be binding on, and inure to the benefit of, the parties hereto, and their respective heirs, legal representatives and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused the Amendment to be executed by their duly authorized officers or agents, all as of the day and year first above written.

FARMERS CAPITAL BANK CORPORATION

By:	/s/ Terry Bennett
R. Terry Bennett Chairman of the Board

LLOYD C. HILLARD, JR.

/s/ Lloyd C. Hillard, Jr.
Lloyd C. Hillard, Jr.